MEMORANDUM OF CHANGES

                        LEGG MASON UNIT INVESTMENT TRUST
                                    SERIES 7


         The Prospectus filed with Amendment No. 1 of the Registration Statement on Form S-6 has been revised to reflect information regarding the deposit of securities on December 18, 1997 and to set forth certain statistical data based thereon.

         The primary changes in the document from the document originally filed with the Commission involve: (A) the deposit of the securities, (B) completion of the Schedule of Investments and related information and (C) minor additions, corrections and completions.

                                 THE PROSPECTUS
                                 --------------

S-6 Cover Page.        The date has been set forth.

Cover Page.            The date of the Prospectus has been completed.

Page 4. "Essential Information" - Income, expense and distribution data has been supplied for the Trust.

                       The number of Units has been added.

                       The fractional undivided interest per Unit has been completed.

Page 22. The "Statement of Net Assets" and "Report of Independent Auditors" have been completed.

Page 23. The "Schedule of Investments" and related notes have been completed.

Back cover.            The date of the Prospectus has been completed.

Pages S-1 - S-3.       The list of exhibits, undertakings and signature page
                       have been completed.